PROSPECTUS Dated February 16, 2016	Term Sheet No. 931 to
PROSPECTUS SUPPLEMENT Dated November 19, 2014	Registration Statement No. 333-200365
Dated May 16, 2016
Rule 433

GLOBAL MEDIUM-TERM NOTES, SERIES F

Fixed Rate Senior Notes Due May 26, 2031

We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due May 26, 2031 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

We describe the basic features of the notes, including how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Fixed Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$

Maturity Date:	May 26, 2031

Settlement Date	May 26, 2016
(Original Issue Date):
Interest Accrual Date:	May 26, 2016

Issue Price:	100%

Commissions:	%

Proceeds to Morgan	$
Stanley:

Specified Currency:	U.S. dollars

Redemption Percentage at	100%
Maturity:

Interest Rate:	3.500% per annum (calculated on
a 30/360 day count basis)

Interest Payment Period:	Semi-annually

Interest Payment Dates:	Each May 26 and
November 26 commencing
November 26, 2016

Call Price:	NA

First Call Date:	NA

Call Frequency:	NA

Business Day:	New York

Minimum Denominations:	$1,000 and integral
multiples of $1,000 in
excess thereof

Survivor's Option:	No

CUSIP:	61760LHG3

Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 19, 2014                       Prospectus dated February 16, 2016

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY